Investor Contact: Martin P. Galvan 610-862-0800

VIASYS Healthcare Inc. Reports Solid Increase in Second Quarter Revenues and Income from Continuing Operations

Conshohocken, PA, July 30, 2003 — VIASYS Healthcare Inc. (NYSE:VAS), a leading healthcare technology company, today reported results for the quarter ended June 28, 2003.  All information is from continuing operations unless otherwise indicated.

For the second quarter of 2003, revenues increased 21.8% to $103.0 million from the comparable quarter in 2002.  The favorable impact of foreign currency translation accounted for 5.0 percentage points of the increase.  Operating income increased 70.2% to $11.1 million.  Income from continuing operations after taxes increased 81.3% to $6.7 million, or to $.25 per diluted share from $.14 per diluted share.

Excluding the impact of restructuring charges of $2.2 million ($1.4 million after-tax) in the second quarter of 2002, operating income increased 26.8% and income from continuing operations after taxes increased 32.0%.  On the same basis, earnings per diluted share were $.25 in the second quarter of 2003 and $.19 in the second quarter of 2002. (1)

Chairman and CEO Comments

Randy Thurman, Chairman and CEO, commented on the Company’s performance: “I am very pleased with our performance in the second quarter of 2003.  We had excellent revenue and income growth led by our Critical Care business which had strong sales of AVEA, our high-end ventilator, and increased T-Bird ventilator sales in Asia.  Respiratory Technologies had another solid quarter led by sales of our VMAX Spectra line, sleep therapy products and clinical services.  I am also pleased that we are improving cash flow management and substantially reducing debt.  We have an extremely strong balance sheet.  We received regulatory approval, or Shonin, in Japan this quarter for the sale of our VMAX Spectra line of products.  Earlier this month, Bill Murray, a highly accomplished medical technology executive, joined VIASYS to lead Respiratory Technologies.  Bill is the latest example of the high-caliber management team being recruited to VIASYS.  We also successfully completed a public offering to comply with the provisions of the IRS spin-off ruling and raised $62.7 million in net proceeds that we will invest in growing our business.

“While we are pleased with our overall performance, we still have major opportunities for improvement.  Specifically, our NeuroCare operations are underperforming and we are aggressively addressing this situation.  Senior management changes in NeuroCare have been underway and significant costs will be eliminated throughout the balance of the year.

“To put VIASYS in proper perspective, in the year and a half since going public, we have taken 14 underperforming companies and achieved satisfactory overall performance, divested a non-performing asset, completed two acquisitions, completed the follow-on offering, substantially improved the balance sheet and built a first class management team.  The positive results are evident, but much opportunity lies ahead to accelerate growth and profitability.”

Respiratory Technologies

Revenues increased 20.4% to $28.5 million for the second quarter of 2003 over the comparable quarter in 2002.  The favorable impact of foreign currency translation accounted for 11.3 percentage points of the increase.  The increase was due to higher revenues from the clinical trials business, increased sales of sleep therapy products such as our continuous positive air pressure (CPAP) systems and increased sales of our VMAX units and related supplies.  Operating income increased 35.0% due to the favorable currency impact and the increase in revenues.  Offsetting these increases were higher selling, general and administrative expenses due to increased performance-based incentive compensation expense, expenses related to building the infrastructure for the clinical trials business and higher commissions related to the increased sales.

Critical Care

Revenues increased 66.8% to $33.5 million for the second quarter of 2003 over the comparable quarter in 2002.  The growth was due primarily to three factors: sales of EME’s Infant Flow, a device that provides non-invasive respiratory support for the treatment of newborns and related disposables; sales of AVEA, the Company’s high-end ventilation product introduced in the first quarter; and increased sales of the Company’s T-Bird and 8400 ventilators into the Asian market.  The Company also accepted a return of a 2001 sale from a Latin American customer in the second quarter of 2002.   The impact of the sales return was a $1.9 million reduction in revenue and resulted from a change in a foreign country’s government policy.  Operating income more than doubled due to the increase in revenues and the margin impact of the 2001 sales return in the second quarter of 2002.

NeuroCare

Revenues decreased 4.3% to $23.1 million for the second quarter of 2003 over the comparable quarter of 2002.  The decrease is due to a large one-time sale of EMG equipment to a pharmaceutical company for use in a clinical trial in the second quarter of 2002, and a large EEG sale to a foreign distributor in 2002 that did not repeat in 2003.  These one-time sales collectively totaled $2.6 million in 2002.  These decreases were offset by sales of new products including Audera and AUDIOScreener, devices used in hearing diagnosis in children and newborns.  Operating income more than doubled despite the lower sales because of the absence of a restructuring charge, the synergies from plant consolidations and lower R&D expenses as the new products have moved to commercialization.  Offsetting the increase in operating income are higher selling, general and administrative expenses due to the launch of the new products.

Medical and Surgical Products

Revenues increased 7.3% to $17.8 million for the second quarter of 2003 over the comparable quarter of 2002 due primarily to increased sales of medical implants.  Operating income increased 17.3% due to the increased sales, manufacturing efficiencies in our implant business and decreased research and development expenses in the MedSystems business due to the timing of expenditures on feeding tube research.

Corporate Expenses

Corporate expenses increased by $.9 million in the second quarter of 2003 over the comparable quarter of 2002 due primarily to higher performance-based incentive compensation, increased recruiting and other professional fees and increased insurance costs in the second quarter of 2003 as compared to the second quarter of 2002.

Discontinued Operations

On April 3, 2003, the Company completed the sale of its Medical Data Electronics, Inc. (MDE) business for $9.4 million.  During the second quarter the Company incurred approximately $.2 million of after-tax expense related to the disposition of MDE.  The Company expects that it will continue to dispose of assets that it no longer considers strategic.

Net Income

Net income for the second quarter of 2003, including discontinued operations, was $6.6 million, or $.24 per diluted share as compared to $4.2 million or $.16 per diluted share in the second quarter of 2002.

Year-to-Date Results

For the first six months of 2003, revenues increased 17.3% to $199.6 million from the comparable period in 2002.  The favorable impact of foreign currency translation accounted for 4.4 percentage points of the increase.  Operating income increased 49.5% to $21.8 million.  Income from continuing operations after taxes increased 54.8% to $13.1 million, or to $.49 per diluted share from $.31 per diluted share in the first six months of 2002.  Excluding the impact of restructuring charges of $3.2 million ($2.0 million after-tax) in the first six months of 2002, operating income increased 22.7% and income from continuing operations after taxes increased 25.3%.  On the same basis, earnings per diluted share were $.49 for the first six months of 2003 versus $.39 in the first six months of 2002.(1)   Net Income for the first six months was $11.5 million or $.43 per diluted share compared to $9.4 million or $.35 per diluted share in the first six months of 2002.

VIASYS will host an earnings release conference call on Wednesday, July 30, 2003, at 5:00 PM EDT.  The call will be simultaneously webcast on the investor information page of our website, www.viasyshealthcare.com.  The call will be archived for two weeks on our webpage and will also be available via phone at 1-877-519-4471, access code 4064006.

VIASYS Healthcare Inc. is a global, research-based medical technology company focused in respiratory, neurocare and medical/surgical products. VIASYS products are marketed under well-recognized brand names such as SensorMedics, Bird, Bear, Nicolet, Jaeger and EME.  VIASYS is headquartered in Conshohocken, PA.  More information can be found at http://www.viasyshealthcare.com.

This press release includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of Private Securities Litigation Reform Act of 1995 regarding, among other things, the improvement of our cash management and reduction of debt, investment of the money raised in our public offering, restructuring of our NeuroCare operations and the elimination of significant costs related thereto, our ability to accelerate growth and profitability and the disposition of our non-strategic assets.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our Annual Report on Form 10-K for the year ended December 28, 2002, which is on file with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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(1) These measures are not calculated under generally accepted accounting principles (GAAP).  In accordance with Regulation G of the Securities and Exchange Commission, a table reconciling these amounts to the most comparable GAAP number is shown below.

Reconciliation of Non-GAAP Financial Measures

(In Thousands Except Per Share Amounts)

	Second Quarter 2003	Second Quarter 2002
Operating Income from Continuing Operations	$11,092	$6,518

Restructuring Charges	—	2,232

Adjusted Operating Income from Continuing Operations	$11,092	$8,750

Income from Continuing Operations	$6,737	$3,715

Restructuring Charges (net of $0 and $844 of taxes)	—	1,388

Adjusted Income from Continuing Operations	$6,737	$5,103

Diluted Earnings per Share	$0.25	$0.14

Restructuring Charges per Share	—	$0.05

Adjusted Earnings per Share	$0.25	$0.19

Reconciliation of Non-GAAP Financial Measures

(In Thousands Except Per Share Amounts)

	Six Months Ended June 28, 2003	Six Months Ended June 29, 2002
Operating Income from Continuing Operations	$21,827	$14,596

Restructuring Charges	—	3,193

Adjusted Operating Income from Continuing Operations	$21,827	$17,789

Income from Continuing Operations	$13,062	$8,439

Restructuring Charges (net of $0 and $1,207 of taxes)	—	1,986

Adjusted Income from Continuing Operations	$13,062	$10,425

Diluted Earnings per Share	$0.49	$0.31

Restructuring Charges per Share	—	$0.08

Adjusted Earnings per Share	$0.49	$0.39

Consolidated Statements of Income	Three Months Ended
(In Thousands Except Per Share Amounts)	(unaudited)

	June 28, 2003	June 29, 2002
Revenues	$102,951	$84,531

Costs and Operating Expenses:
Cost of revenues	54,421	44,563
Selling, general and administrative expenses	30,999	23,897
Research and development expenses	6,439	7,321
Restructuring costs	—	2,232
	91,859	78,013

Operating Income	11,092	6,518
Interest Expense, net	(316)	(364)
Other Expense, net	(166)	(182)

Income from continuing operations before Provision for Income Taxes	10,610	5,972
Provision for Income Taxes	(3,873)	(2,257)
Income from continuing operations	6,737	3,715
Income (loss) from discontinued operations (net of tax)	(171)	458
Net Income	$6,566	$4,173

Earnings (loss) per Share:
Basic
Continuing Operations	.25	.14
Discontinued Operations	—	.02
	$.25	$.16
Diluted
Continuing Operations	.25	.14
Discontinued Operations	(.01)	.02
	$.24	$.16
Weighted Average Shares:
Basic	26,549	26,057

Diluted	27,128	26,775

Consolidated Statements of Income	Six Months Ended
(In Thousands Except Per Share Amounts)	(unaudited)

	June 28, 2003	June 29, 2002
Revenues	$199,557	$170,192

Costs and Operating Expenses:
Cost of revenues	106,200	89,914
Selling, general and administrative expenses	58,077	47,752
Research and development expenses	13,453	14,737
Restructuring costs	—	3,193
	177,730	155,596

Operating Income	21,827	14,596
Interest Expense, net	(719)	(796)
Other Expense, net	(538)	(208)

Income from continuing operations before Provision for Income Taxes	20,570	13,592
Provision for Income Taxes	(7,508)	(5,153)
Income from continuing operations	13,062	8,439
Income (loss) from discontinued operations (net of tax)	(1,551)	951
Net Income	$11,511	$9,390

Earnings (loss) per Share:
Basic
Continuing Operations	.49	.32
Discontinued Operations	(.05)	.04
	$.44	$.36
Diluted
Continuing Operations	.49	.31
Discontinued Operations	(.06)	.04
	$.43	$.35
Weighted Average Shares:
Basic	26,416	26,052

Diluted	26,744	26,860

VIASYS Healthcare Inc.

Revenues by Business Segment and Geography

(In thousands of dollars)

	Three Months Ended		Six Months Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
Respiratory Tech
Domestic	13,952	10,501	27,770	21,108
International	14,559	13,184	28,153	26,225
Total	28,511	23,685	55,923	47,333
backlog	20,200	20,700	20,200	20,700

Critical Care
Domestic	14,748	12,059	28,528	24,031
International	18,739	8,013	34,051	19,066
Total	33,487	20,072	62,579	43,097
backlog	7,900	8,200	7,900	8,200

Neurocare
Domestic	15,093	16,980	28,779	31,666
International	8,040	7,188	17,017	15,534
Total	23,133	24,168	45,796	47,200
backlog	7,200	13,400	7,200	13,400

Med/Surg
Domestic	15,069	13,872	30,305	27,659
International	2,751	2,734	4,954	4,903
Total	17,820	16,606	35,259	32,562
backlog	11,000	11,800	11,000	11,800

Total VIASYS Continuing Operations
Domestic	58,862	53,412	115,382	104,464
International	44,089	31,119	84,175	65,728
Total	102,951	84,531	199,557	170,192
backlog	46,300	54,100	46,300	54,100